Explanation of Responses:
(1)
Mr. Schwartz resigned as a member of the board of the directors of the Issuer on June 2, 2022, as more fully described in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2022, which is incorporated herein by reference.  Mr. Schwartz is a managing partner of Third Point Ventures LLC (“Third Point Ventures”), an affiliate of Third Point LLC ("Third Point"). Daniel S. Loeb is the Chief Executive Officer of Third Point (together with Third Point, the "Third Point Parties"). Third Point acts as the investment manager to Third Point Ventures, a direct beneficial owner of securities of the Issuer. Mr. Schwartz may be deemed to be a member of a "group" with the Third Point Parties within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Mr. Schwartz hereby disclaims beneficial ownership of any securities beneficially owned by Third Point Ventures or any of the Third Point Parties, except to the extent of any indirect pecuniary interest therein. The Third Point Parties have filed separate Forms 3 and 4 disclosing their holdings of securities of the Issuer.